Exhibit 5.1

New York	Paris
Menlo Park	Madrid
Washington DC	Tokyo
São Paulo	Beijing
London	Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

April 1, 2014

Quicksilver Resources Inc.
801 Cherry Street
Fort Worth, TX 76102
Ladies and Gentlemen:
We have acted as special counsel to Quicksilver Resources Inc., a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its new 11.000% Senior Notes due 2021 (the “New Notes”, and together with the related guarantees by the Guarantors, collectively, the “New Securities”), issued pursuant to an indenture dated as of June 21, 2013 among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, for any and all of its outstanding 11.000% Senior Notes due 2021 (the “Old Notes”, and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.
Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law, (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (z) validity, legally binding effect or enforceability of any provision

Quicksilver Resources Inc.    2    April 1, 2014

that permits holders to collect any portion of stated principal amount upon acceleration of the New Securities to the extent determined to constitute unearned interest.
In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Texas, we have relied, without independent inquiry or investigation, on the opinion of Fulbright & Jaworski LLP, filed with the Registration Statement on the date hereof, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Fulbright & Jaworski LLP.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Schedule I

Guarantor	State or Other Jurisdiction of Incorporation of Organization
Cowtown Pipeline Funding, Inc.	Delaware
Cowtown Pipeline Management, Inc.	Texas
Cowtown Pipeline L.P.	Texas
Cowtown Gas Processing L.P.	Texas
Barnett Shale Operating LLC	Delaware
Silver Stream Pipeline Company LLC	Delaware
QPP Parent LLC	Delaware
QPP Holdings LLC	Delaware